Exhibit 4(b)
NEXTERA ENERGY CAPITAL HOLDINGS, INC.
JUNO BEACH, FLORIDA
May 21, 2012

THE BANK OF NEW YORK MELLON,
as Trustee under the Indenture
(as defined below)
101 Barclay Street
New York, New York 10286

Attention: Corporate Trust Administration

Previously, you were requested, pursuant to Section 303 of the Indenture (For Unsecured Debt Securities) dated as of June 1, 1999 (“Indenture”) between NextEra Energy Capital Holdings, Inc. (formerly known as FPL Group Capital Inc and referred to herein as the “Company”) and you as Trustee, to authenticate, (i) definitive certificate No. R‑1 which represented $350,000,000 principal amount of the Company’s Series C Debentures due June 1, 2014 (the “Series C Debentures”) in fully executed form and registered in the name of The Bank of New York Mellon (formerly known as The Bank of New York), as Purchase Contract Agent under a Purchase Contract Agreement, dated as of May 1, 2009, by and between NextEra Energy, Inc. (formerly known as FPL Group, Inc.) and The Bank of New York Mellon (formerly known as The Bank of New York), as Purchase Contract Agent and attorney‑in‑fact (“Purchase Contract Agent”) and when authenticated, to deliver such certificate to, the Purchase Contract Agent, to be endorsed in blank and delivered to Deutsche Bank Trust Company Americas (“Deutsche Bank”), as Collateral Agent under the Pledge Agreement, dated as of May 1, 2009 (“Pledge Agreement”), by and between NextEra Energy, Inc., the Purchase Contract Agent, and Deutsche Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and (ii) global certificate No. R‑2 which represented $0 principal amount of the Series C Debentures in fully executed form and registered in the name of Cede & Co., as nominee for The Depository Trust Company, and when authenticated, to deliver such certificate to The Bank of New York Mellon, as custodian for The Depository Trust Company. All capitalized terms not defined herein which are defined in the Indenture shall have the same meaning as used in the Indenture.

Pursuant to the terms of the Series C Debentures, $350,000,000 principal amount of the Series C Debentures have been remarketed. Interest on all of the Series C Debentures will accrue at 1.611% per annum from May 21, 2012, and will be payable on June 1 and December 1 of each year, commencing on June 1, 2012. The CUSIP number of the Series C Debentures is 65339K AC4.

Upon receipt for cancellation of definitive certificate R-1 which represented $350,000,000 principal amount of the Series C Debentures from Deutsche Bank, as Collateral Agent, and global certificate No. R‑2 which you hold as custodian for DTC, you are required, pursuant to Section 305 of the Indenture, to authenticate and deliver on our behalf to The Bank of New York Mellon, as custodian for DTC, the Company’s Series C Debentures due June 1, 2014 represented by fully executed certificate in global form No. R‑3 representing an aggregate principal amount of $350,000,000, registered in the name of Cede & Co.

Please acknowledge receipt of the aforementioned items below.

NEXTERA ENERGY CAPITAL HOLDINGS, INC.
By:  /s/ Amy Black
Amy Black
Assistant Treasurer

RECEIPT of the aforementioned
items is hereby acknowledged.

THE BANK OF NEW YORK MELLON
as Trustee under the Indenture
By:  /s/ Laurence O’Brien
Laurence O’Brien
Vice President

Dated:     May 21, 2012